Exhibit 10.34

JAZZ PHARMACEUTICALS PLC

AMENDED AND RESTATED

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE BENEFIT PLAN

SECTION 1.	INTRODUCTION.

The Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”) is hereby amended effective February 14, 2012 (originally established effective May 1, 2007 (the “Effective Date”) and subsequently amended on February 17, 2009 and October 24, 2011). The purpose of the Plan is to provide for the payment of severance benefits to certain eligible executive employees of Jazz Pharmaceuticals plc (the “Company”) or its Affiliates in the event that such employees are subject to qualifying employment terminations in connection with a Change in Control. This Plan shall supersede any individually negotiated employment or severance benefit agreement and any generally applicable severance or change in control plan, policy, or practice, whether written or unwritten, with respect to each employee who becomes a Participant in the Plan, in each case to the extent that such agreement, plan, policy or practice provides for benefits upon a Covered Termination (as defined herein). This Plan document also constitutes the Summary Plan Description for the Plan.

SECTION 2.	DEFINITIONS.

For purposes of the Plan, the following terms are defined as follows:

(a) “Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.

(b) “Base Salary” means the Participant’s annual base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the date of the Participant’s Covered Termination (without giving effect to any reduction in annual base pay after a Change in Control that would constitute grounds for Constructive Termination); provided, however, that if the participant has, during the 12 months prior to the date of the Participant’s Covered Termination, taken a voluntary pay reduction, then the annual base pay will be determined without regard to such voluntary reduction (assuming that the annual base pay did not include such voluntary reduction).

(c) “Board” means the Board of Directors of Jazz Pharmaceuticals plc.

(d) “Bonus Percentage” means the greater of (i) any annual bonus, as a percentage of annual base salary paid in the year of determination, paid to the Participant in respect of either of the last two calendar years prior to the date of a Covered Termination or (ii) the Participant’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the Covered Termination occurs; provided, however, that if the Participant was not employed for the entire calendar year prior to the date of a Covered Termination, the “Bonus Percentage” shall be

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the greater of (x) the average bonus, as a percentage of annual base salary, for all similarly situated employees at the Company (e.g., all Vice Presidents, all Senior Vice Presidents, etc.) who were employed for the entire calendar year prior to the date of a Covered Termination or (y) the Participant’s target bonus, expressed as a percentage of annual base salary, for the calendar year in which the Covered Termination occurs. For purposes of the foregoing and this Plan, in the case of any Participant who is a Vice President, the Participant’s target bonus for the calendar year in which the Covered Termination occurs shall mean 30% of the Participant’s annual base salary, notwithstanding any contrary provision set forth in any bonus or other plan maintained by the Company.

(e) “Bonus Multiplier” means the quotient obtained by dividing the number of full months that a Participant is employed in the year of a Covered Termination by twelve (12).

(f) “Cause” means the occurrence of any one or more of the following: (i) the Participant’s unauthorized use or disclosure of the confidential information or trade secrets of Company or its Affiliates which use or disclosure causes material harm to the Company or an Affiliate; (ii) the Participant’s material breach of any agreement between the Participant and the Company or an Affiliate which remains uncured for ten (10) days after receiving written notification of the breach from the Board; (iii) the Participant’s material failure to comply with the written policies or rules of the Company or an Affiliate which remains uncured for ten (10) days after receiving written notification of the breach from the Board; (iv) the Participant’s conviction of, or plea of “guilty” or “no contest” to, any crime involving fraud, dishonesty, or moral turpitude under the laws of any United States Federal, state, local, or foreign governmental authority; (v) the Participant’s gross misconduct; (vi) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board; or (vii) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company, its Affiliates, directors, officers, or employees, if the Board has requested the Participant’s cooperation.

(g) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company, a recapitalization of the Company or a conversion or restructuring of Company indebtedness or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had

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not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in either case, in substantially the same proportions as their ownership of the voting power of the Company’s securities immediately prior to such merger, consolidation or similar transaction;

(iii) the shareholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.

Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include (1) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or (2) unless the Board determines otherwise, the creation of a new holding company where the Company becomes a wholly-owned subsidiary of that holding company and the holding company will be owned in substantially the same proportions by the persons who held the Company’s issued shares immediately before such transaction.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(i) “Code” means the Internal Revenue Code of 1986, as amended.

(j) “Company” means Jazz Pharmaceuticals plc or, following a Change in Control which is a sale of assets or a merger in which Jazz Pharmaceuticals plc is not the surviving entity, the entity to which the assets are sold or the surviving entity resulting from such transaction, respectively.

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(k) “Constructive Termination” means a resignation of employment by a Participant after an action or event which constitutes Good Reason is undertaken by the Company or an Affiliate, or occurs; provided, however, that in order for a Participant’s resignation to constitute a Constructive Termination, such Participant must (i) provide written notice to the Company’s General Counsel within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for such resignation, (ii) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (iii) if such event is not reasonably cured within such period, resign from all positions Participant then holds with the Company and any Affiliate effective not later than ninety (90) days after the expiration of the cure period.

(l) “Covered Termination” means either (i) an Involuntary Termination Without Cause, or (ii) a Constructive Termination, in each case within twelve (12) months following a Change in Control. Termination of employment of a Participant due to death or disability shall not constitute a Covered Termination unless a resignation of employment by the Participant immediately prior to the Participant’s death or disability would have qualified as a Constructive Termination.

(m) “Entity” means a corporation, partnership, limited liability company, or other entity.

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company; (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) an Entity Owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their Ownership of shares of the Company.

(q) “Involuntary Termination Without Cause” means a termination by the Company of a Participant’s employment relationship with the Company or an Affiliate for any reason other than for Cause.

(r) “Good Reason” means the occurrence of any one or more of the following actions or events: (i) a reduction in the Participant’s Base Salary by more than ten percent (10%) (other than a reduction in conjunction with (x) a Company-wide salary reduction, or (y) a salary reduction involving senior management of the Company which results in salary reductions for employees similarly-situated to the Participant); (ii) a relocation of Participant’s place of employment by more than thirty-five (35) miles; provided and only if such reduction or

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relocation is effected without the Participant’s consent; (iii) a substantial reduction in the Participant’s duties or responsibilities (and not simply a change in reporting relationships) in effect prior to the effective date of the Change in Control; provided, however, that it shall not constitute “Good Reason” if, following the effective date of the Change in Control, either (x) the Company is retained as a separate legal entity or business unit and the Participant holds the same position in such legal entity or business unit as the Participant held before such effective date, or (y) the Participant holds a position with duties and responsibilities comparable (though not necessarily identical, in view of the relative sizes of the Company and the entity involved in the Change in Control) to the duties and responsibilities of the Participant prior to the effective date of the Change in Control; (iv) a reduction in the Participant’s title (e.g., the Participant no longer has a “Vice President” or “Senior Vice President”, etc. title); or (v) required travel by the Participant on the Company’s business is substantially increased compared with the Participant’s business travel obligations prior to the Change in Control, provided and only if such increased business travel is effected without the Participant’s consent.

(s) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(t) “Participant” means an individual who has been designated a Participant by the Plan Administrator in its sole discretion (either by a specific designation or by virtue of being a member of a class of employees who have been so designated).

(u) “Plan Administrator” means the Board or any committee duly authorized by the Board to administer the Plan. The Plan Administrator may, but is not required to be, the Compensation Committee of the Board. The Board may at any time administer the Plan, in whole or in part, notwithstanding that the Board has previously appointed a committee to act as the Plan Administrator.

(v) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

SECTION 3.	ELIGIBILITY FOR BENEFITS.

(a) General Rules. Subject to the limitations set forth in this Section 3, Section 5 and Section 6, in the event of a Covered Termination, the Company shall provide the severance benefits described in Section 4 to each affected Participant.

(b) Exceptions to Benefit Entitlement. A Participant will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(i) The Participant has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date and which provides for such benefits upon a Covered Termination.

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(ii) The Participant is entitled to receive benefits under another severance benefit plan maintained by the Company on his or her termination date and which provides such benefits upon a Covered Termination.

(iii) The Participant’s employment terminates or is terminated for any reason other than a Covered Termination.

(iv) The Participant voluntarily terminates employment with the Company in order to accept employment with another entity that is controlled (directly or indirectly) by the Company or is otherwise an Affiliate.

(v) The Participant does not confirm in writing that he or she shall be subject to the Company’s Employee Confidential Information and Inventions Agreement.

(vi) The Participant is rehired prior to the date benefits under the Plan are scheduled to commence by the Company or an Affiliate for an identical or substantially equivalent or comparable position as the Participant’s last position with the Company or an Affiliate.

(vii) The Participant is offered an identical or substantially equivalent or comparable position with the Company, an Affiliate, or a successor pursuant to a Change in Control. For purposes of the foregoing, a “substantially equivalent or comparable position” is one that offers the Participant substantially the same level of responsibility and Base Salary; provided, however, that a Participant shall not be considered to be offered a “substantially equivalent or comparable position” if a resignation by the Participant would constitute Constructive Termination.

(viii) The Participant has failed to execute or has revoked the release described in Section 5(a).

(c) Termination of Benefits. A Participant’s right to receive benefits under this Plan shall terminate immediately if, at any time prior to or during the period for which the Participant is receiving benefits hereunder, the Participant, without the prior written approval of the Plan Administrator:

(i) willfully breaches a material provision of the Company’s Employee Confidential Information and Inventions Agreement;

(ii) encourages or solicits any of the Company’s then current employees to leave the Company’s employ for any reason or interferes in any other manner with employment relationships at the time existing between the Company and its then current employees; or

(iii) induces any of the Company’s then current clients, customers, suppliers, vendors, distributors, licensors, licensees or other third party to terminate their existing business

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relationship with the Company or interferes in any other manner with any existing business relationship between the Company and any then current client, customer, supplier, vendor, distributor, licensor, licensee or other third party.

SECTION 4.	AMOUNT OF BENEFITS.

In the event of a Participant’s Covered Termination, the Participant shall be entitled to receive the benefits provided by this Section 4.

(a) Cash Severance Benefits. The Company shall make a cash severance payment to the Participant in an amount equal to the sum of (i) the Participant’s Base Salary multiplied by the percentage set forth below that applies to the Participant plus (ii) the product of (A) the Participant’s Base Salary, and (B) the Participant’s Bonus Percentage, and (C) the percentage set forth below that applies to the Participant plus (iii) the product of (1) the Participant’s Base Salary and (2) the Participant’s Bonus Percentage and (3) the Participant’s Bonus Multiplier.

If the Participant is at the time of the Covered Termination a:	Applicable Percentage:
Vice President	100%
Senior Vice President and above (but not Chief Executive Officer, Executive Chairman or President)	150%
Chief Executive Officer, Executive Chairman or President	200%

Such severance payment shall be paid in accordance with Section 6.

(b) Health Continuation Coverage.

(i) Provided that the Participant is eligible for, and has made an election at the time of the Covered Termination pursuant to COBRA under a health, dental, or vision plan sponsored by the Company, each such Participant shall be entitled to payment by the Company of all of the applicable premiums (inclusive of premiums for the Participant’s dependents for such health, dental, or vision plan coverage as in effect immediately prior to the date of the Covered Termination) for such health, dental, or vision plan coverage for a period of twelve (12) months in the case of a Vice President, eighteen (18) months in the case of a Senior Vice President and above (but not the Chief Executive Officer, Executive Chairman or President), and twenty-four (24) months in the case of the Chief Executive Officer, Executive Chairman or President, following the date of the Covered Termination, with such coverage counted as coverage pursuant to COBRA.

(ii) No such premium payments (or any other payments for health, dental, or vision coverage by the Company) shall be made following the Participant’s death or the effective date of the Participant’s coverage by a health, dental, or vision insurance plan of a subsequent employer. Each Participant shall be required to notify the Plan Administrator immediately if the Participant becomes covered by a health, dental, or vision insurance plan of a subsequent employer. Upon the conclusion of such period of insurance premium payments made by the Company, the Participant will be responsible for the entire payment of premiums required under COBRA for the duration of the COBRA period.

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(iii) For purposes of this Section 4(b), (i) references to COBRA shall be deemed to refer also to analogous provisions of state law, and (ii) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by the Participant under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the sole responsibility of the Participant.

(iv) Notwithstanding the foregoing, if at any time the Plan Administrator determines, in its sole discretion, that its payment of COBRA premiums on Participant’s behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums pursuant to this Section 4(b), the Company will pay to Participant on the last day of each remaining month of the period of insurance premium payments which would otherwise be made by the Company, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to Participant’s payment of COBRA premiums and without regard to the expiration of the COBRA period prior to the twelve (12), eighteen (18) or twenty-four (24) months, as applicable, following the date of the Covered Termination. Such Special Severance Payment shall end on the earlier of (x) the date on which Participant commences other employment and (y) the close of the twelve (12), eighteen (18) or twenty-four (24)-month period, as applicable, following the date of the Covered Termination.

(v) The Company will make the first COBRA premium or the Special Severance Payment, if applicable in a lump sum on the sixtieth (60th) day following a Participant’s Covered Termination, in an amount equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Covered Termination through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above.

(c) Stock Award Vesting Acceleration. Upon a Covered Termination, (i) the vesting and exercisability of all outstanding options to purchase the Company’s ordinary shares (or stock appreciation rights or similar rights or other rights with respect to shares of the Company issued pursuant to any equity incentive plan of the Company) that are held by the Participant on such date shall be accelerated in full, and (ii) any reacquisition or repurchase rights held by the Company with respect to ordinary shares issued or issuable (or with respect to similar rights or other rights with respect to shares of the Company issued or issuable pursuant to any equity incentive plan of the Company) pursuant to any other stock award granted to the Participant by the Company shall lapse.

(d) Other Employee Benefits. All other benefits (such as life insurance, disability coverage, and 401(k) plan coverage) shall terminate as of the Participant’s termination date (except to the extent that a conversion privilege may be available thereunder).

(e) Additional Benefits. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, provide benefits in addition to those pursuant to Sections 4(a), 4(b),

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and 4(c) to one or more Participants chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Participant shall in no way obligate the Company to provide such benefits to any other Participant, even if similarly situated.

SECTION 5.	LIMITATIONS ON BENEFITS.

(a) Release. In order to be eligible to receive benefits under the Plan, a Participant must execute a general waiver and release in substantially the form attached hereto as EXHIBIT A, EXHIBIT B, or EXHIBIT C, as appropriate, and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of the Participant’s Covered Termination and permit such release to become effective in accordance with its terms. Notwithstanding the foregoing, no such release shall require the Participant to forego any unpaid salary, any accrued but unpaid vacation pay or any benefits payable pursuant to this Plan. With respect to any outstanding option held by the Participant, no provision set forth in this Plan granting the Participant additional rights to exercise the option can be exercised unless and until the release becomes effective. Unless a Change in Control has occurred, the Plan Administrator, in its sole discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Participant.

(b) Certain Reductions. The Plan Administrator, in its sole discretion, shall have the authority to reduce a Participant’s severance benefits, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Participant by the Company that become payable in connection with the Participant’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or (ii) any Company policy or practice providing for the Participant to remain on the payroll for a limited period of time after being given notice of the termination of the Participant’s employment. The benefits provided under this Plan are intended to satisfy, in whole or in part, any and all statutory obligations and other contractual obligations of the Company, including benefits provided by offer letter or employment agreements, that may arise out of a Participant’s termination of employment, and the Plan Administrator shall so construe and implement the terms of the Plan. The Plan Administrator’s decision to apply such reductions to the severance benefits of one Participant and the amount of such reductions shall in no way obligate the Plan Administrator to apply the same reductions in the same amounts to the severance benefits of any other Participant, even if similarly situated. In the Plan Administrator’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory or other contractual obligations.

(c) Parachute Payments. Except as otherwise provided in an agreement between a Participant and the Company, if any payment or benefit the Participant would receive in connection with a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of

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the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Participant.

(d) Mitigation. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate damages or the amount of any payment provided under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or any retirement benefits received by such Participant after the date of the Participant’s termination of employment with the Company, except for health continuation coverage provided pursuant to Section 4(b).

(e) Non-Duplication of Benefits. Except as otherwise specifically provided for herein, no Participant is eligible to receive benefits under this Plan or pursuant to other contractual obligations more than one time. This Plan is designed to provide certain severance pay and change in control benefits to Participants pursuant to the terms and conditions set forth in this Plan. The payments pursuant to this Plan are in addition to, and not in lieu of, any unpaid salary, bonuses or benefits to which a Participant may be entitled for the period ending with the Participant’s Covered Termination.

SECTION 6.	TIME OF PAYMENT AND FORM OF BENEFITS.

(a) General Rules. Except as otherwise set forth in the Plan, the cash severance benefits under Section 4(a) of the Plan, if any, shall be paid in a single lump sum payment on the 60th day following the Participant’s Covered Termination. In no event shall payment of any Plan benefit set forth in Section 4 be made unless prior to such 60th day following a Participant’s Covered Termination (i) such Participant has a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”) and (ii) such Participant has returned and allowed to become effective the release described in Section 5(a). For the avoidance of doubt, in the event of an acceleration of the exercisability of an option (or other award) pursuant to Section 4(c), such option (or other award) shall not be exercisable with respect to such acceleration of exercisability unless and until the 60th day following the Participant’s Covered Termination.

(b) Application of Section 409A. It is intended that all of the severance benefits payable under this Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and that this Plan will be construed to the greatest extent possible as consistent with those provisions, and to the extent no so exempt, this Plan (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of

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Treasury Regulation Section 1.409A-2(b)(2)(iii)), a Participant’s right to receive any installment payments under this Plan (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Severance benefits shall not commence until a Participant has a Separation from Service. Notwithstanding anything to the contrary herein, if the Plan Administrator determines that a Participant is, upon Separation from Service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of any severance benefits shall be delayed until the earlier of (i) six (6) months and one day after Participant’s Separation from Service (or such longer period as is required under applicable law, regulations or guidance under Section 409A), or (ii) Participant’s death. None of the severance benefits payable under this Plan will be paid or otherwise delivered prior to the effective date of the release, which must occur on or prior to the 60th day following a Participant’s Separation from Service. Except to the minimum extent that payments must be delayed because Participant is a “specified employee”, all amounts will be paid as soon as practicable in accordance with the terms of this Plan and the Company’s normal payroll practices.

(c) Tax Withholding. All payments under the Plan will be subject to all applicable withholding of the Company, including, without limitation, obligations to withhold for federal, state and local income and employment taxes.

(d) Indebtedness of Participants. If a Participant is indebted to the Company on the effective date of his or her Covered Termination, the Plan Administrator reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

SECTION 7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a) Exclusive Discretion. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Plan Administrator shall be binding and conclusive on all persons.

(b) Amendment or Termination. The Company reserves the right to amend or terminate this Plan, or the benefits provided hereunder at any time; provided, however, that no such amendment or termination shall occur following a Change in Control or a Covered Termination as to any Participant who would be adversely affected by such amendment or termination unless such Participant consents in writing to such amendment or termination. Any action amending or terminating the Plan shall be in writing and executed by a duly authorized officer of the Company.

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SECTION 8.	NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or an Affiliate, or (ii) to interfere with the right of the Company or an Affiliate to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

SECTION 9.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with ERISA and, to the extent not preempted by ERISA, the laws of the State of California.

SECTION 10.	CLAIMS, INQUIRIES AND APPEALS.

(a) Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is set forth in Section 12(d).

(b) Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(iv) an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

12.

(c) Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

Jazz Pharmaceuticals plc

Attn: General Counsel

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d) Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(i) the specific reason or reasons for the denial;

(ii) references to the specific Plan provisions upon which the denial is based;

(iii) a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(iv) a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e) Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

13.

(f) Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

SECTION 11.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits hereunder shall be paid only from the general assets of the Company.

SECTION 12.	OTHER PLAN INFORMATION.

(a) Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 98-1032470. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 502.

(b) Ending Date for Plan’s Fiscal Year. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c) Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

Jazz Pharmaceuticals plc

Attn: General Counsel

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(d) Plan Sponsor and Administrator. The “Plan Sponsor” of the Plan is:

Jazz Pharmaceuticals plc

Attn: General Counsel

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

The “Plan Administrator” of the Plan is as set forth in Section 2(u). The Plan Sponsor’s and Plan Administrator’s telephone number is (650) 496-3777. The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

14.

SECTION 13.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Jazz Pharmaceuticals plc) are entitled to certain rights and protections under ERISA. If you are a Participant, you are considered a participant in the Plan for the purposes of this Section 13 and, under ERISA, you are entitled to:

(a) Receive Information About Your Plan and Benefits

(i) Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(ii) Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and

(iii) Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b) Prudent Actions By Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c) Enforce Your Rights.

(i) If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

(ii) Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(iii) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

15.

(iv) If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d) Assistance With Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

SECTION 14.	GENERAL PROVISIONS.

(a) Notices. Any notice, demand or request required or permitted to be given by either the Company or a Participant pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of a Participant, at the address as set forth in the Company’s employment file maintained for the Participant as previously furnished by the Participant or such other address as a party may request by notifying the other in writing.

(b) Transfer and Assignment. The rights and obligations of a Participant under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c) Waiver. Any Party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any Party from thereafter enforcing each and every other provision of this Plan. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any Party’s right to assert all other legal remedies available to it under the circumstances.

(d) Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e) Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

16.

SECTION 15.	EXECUTION.

To record the adoption of the Plan as set forth herein as of the Effective Date, the assumption of the Plan by Jazz Pharmaceuticals plc as of January 18, 2012, and the amendment and restatement of the Plan, Jazz Pharmaceuticals plc has caused its duly authorized officer to execute the same as of April 24, 2012.

JAZZ PHARMACEUTICALS PLC

By:	/s/ Suzanne Sawochka Hooper
Title:	Executive Vice President & General Counsel

The Executive Change in Control and Severance Benefit Plan was effective on May 1, 2007.

The Executive Change in Control and Severance Benefit Plan was amended and restated by the Board of Directors of Jazz Pharmaceuticals, Inc. on February 17, 2009.

The Executive Change in Control and Severance Benefit Plan was amended and restated by the Board of Directors of Jazz Pharmaceuticals, Inc. on October 24, 2011.

The Amended and Restated Executive Change in Control and Severance Benefit Plan was assumed by Jazz Pharmaceuticals plc effective as of January 18, 2012.

The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on February 14, 2012.

The Amended and Restated Executive Change in Control and Severance Benefit Plan was amended and restated by the Compensation Committee of the Board of Directors of Jazz Pharmaceuticals plc on April 24, 2012.

17.

For Employees Age 40 or Older

Individual Termination

EXHIBIT A

RELEASE AGREEMENT (“RELEASE”)

I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

A-1.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than twenty-one (21) days following the date it is provided to me.

EXECUTIVE

Name:

Date:

A-2.

For Employees Age 40 or Older

Group Termination

EXHIBIT B

RELEASE AGREEMENT (“RELEASE”)

I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

Except as otherwise set forth in this Release, I hereby generally and completely release Jazz Pharmaceuticals plc and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended). Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

B-1.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”). I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have forty-five (45) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

I have received with this Release a written disclosure of all of the information required by the ADEA, including without limitation a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of the Company in the same job classification or organizational unit who were not terminated, along with information on the eligibility factors used to select employees for the group termination and any time limits applicable to this group termination program.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than forty-five (45) days following the date this Release and the ADEA disclosure form is provided to me.

EXECUTIVE

Name:

Date:

B-2.

For Employees under Age 40

Individual and Group Termination

EXHIBIT C

RELEASE AGREEMENT (“RELEASE”)

I understand and agree completely to the terms set forth in the Jazz Pharmaceuticals plc Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Plan”).

I understand that this Release, together with the Plan, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Plan.

I hereby confirm my obligations under my Employee Confidential Information and Inventions Agreement with the Company.

I hereby represent that I have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which I am eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which I have not already filed a claim.

In exchange for the consideration provided to me by this Release that I am not otherwise entitled to receive, I hereby generally and completely release Jazz Pharmaceuticals plc and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (b) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, and the California Fair Employment and Housing Act (as amended). Nothing in this Release shall prevent me from challenging this Release by filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that I hereby acknowledge and agree that I shall not recover any monetary benefits in connection with any challenge to my Release.

C-1.

I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims hereunder.

I acknowledge that to become effective, I must sign and return this Release to the Company so that it is received not later than fourteen (14) days following the date it is provided to me.

EXECUTIVE

Name:

Date:

C-2.